ANTHONY KAM & ASSOCIATES LIMITED

July 4, 2016

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated July 6, 2016 of Asia Equity Exchange Group, Inc. and are in agreement with the statements contained in the first four paragraphs with regards to the dismissal of Anthony Kam & Associates Limited in their entirety. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

/s/ Anthony Kam & Associates Limited
Anthony Kam & Associates Limited

Hong Kong